EX-99.1

December 5, 2007

Dear Chembio Equity Holder,

This is to inform you of a clarification concerning our letter of December 4, 2007 regarding the Plan to simplify the capital structure of Chembio Diagnostics, Inc. (the “Company”).

As per our letter of October 19, 2007, please be advised that consenting warrant and option holders that do not exercise at least 10% of all their warrants and options for cash by December 18, 2007 will be permitted, beginning on April 1, 2008, to execute a cashless exercise of those warrants and options according to the original exercise price of those warrants and options.  The value of the warrant to be used as payment of part of the cashless exercise price payment in such exercise would equal the excess of the VWAP, for the ten-trading day period that ended on the first trading day immediately preceding the date of such warrant exercise, over the original exercise price.  The VWAP is the volume weighted average trading price for the Company’s Common Stock for the day or days specified.

In all other respects, our letter of December 4, 2007 is unchanged.

Please call any of the individuals listed below if you have any questions.

Thank you very much,

Collins Stewart LLC

Contact Information
Collins Stewart		Chembio Diagnostics, Inc.
350 Madison Ave New York, NY 10017 Phone: (212) 389-8000 Fax: (212) 389-8880	Hany Awadalla Managing Director (212) 389-8008 or Matt Kapusta Principal (212) 389-8012	3661 Horseblock Road Medford, NY 11763 Phone: 631-924-1135 Fax: 631-924-2065	Lawrence A. Siebert, x103 President & Chief Executive Officer or Richard Larkin, x107 Chief Financial Officer